Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated May 6, 2021, relating to the balance sheet of TWC Tech Holdings II Corp. as of December 31, 2020, and the related statements of operations, changes in stockholders' equity and cash flows for the period from July 20, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the "financial statements"), appearing in Cellebrite DI Ltd.'s prospectus for its Registration. Statement on Form F-1, dated October 6, 2021, and to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ Withum Smith+Brown, PC

New York, New York

November 8, 2021